Exhibit 5.1

HUNTON ANDREWS KURTH LLP 200 PARK AVENUE NEW YORK, NEW YORK 10166 TEL 212 • 309 • 1000 FAX 212 • 309 • 1100 FILE NO: 041147.0000031

May 1, 2020

Board of Directors

Philip Morris International Inc.

120 Park Avenue

New York, New York 10017

Re:	Legality of Securities Issued under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Philip Morris International Inc., a Virginia corporation (the “Company”), in connection with (1) the registration by the Company of an indeterminate amount of its debt securities (the “Debt Securities”) and warrants to purchase Debt Securities, as set forth in the Registration Statement on Form S-3 (Registration No. 333-236366) (the “Registration Statement”) filed by the Company on February 11, 2020 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and (2) the Company’s offering and sale of $750,000,000 aggregate principal amount of its 1.125% Notes due 2023 (the “2023 Notes”), $750,000,000 aggregate principal amount of its 1.500% Notes due 2025 (the “2025 Notes”) and $750,000,000 aggregate principal amount of its 2.100% Notes due 2030 (the “2030 Notes” and, together with the 2023 Notes and the 2025 Notes, the “Notes”).

The Notes were offered and sold as described in the prospectus, dated February 11, 2020, contained in the Registration Statement, and the prospectus supplement thereto, dated April 29, 2020 (collectively, the “Prospectus”). The Notes have been issued pursuant to an indenture (the “Indenture”), dated as of April 25, 2008, among the Company and HSBC Bank USA, National Association, as trustee.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

We have examined originals or reproductions or certified copies of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed necessary for the purpose of rendering this opinion, including, among other things:

(i)	the Amended and Restated Articles of Incorporation of the Company, as amended through the date hereof;

ATLANTA    AUSTIN    BANGKOK    BEIJING    BOSTON     BRUSSELS    CHARLOTTE    DALLAS    DUBAI    HOUSTON    LONDON

LOS ANGELES    MIAMI    NEW YORK    NORFOLK    RICHMOND    SAN FRANCISCO    THE WOODLANDS    TYSONS    WASHINGTON, DC

www.HuntonAK.com

Board of Directors

Philip Morris International Inc.

May 1, 2020

(ii)	the Amended and Restated By-laws of the Company, as amended through the date hereof;

(iii)	the resolutions of the Board of Directors of the Company authorizing the registration and the issuance and sale of the Notes;

(iv)	the Registration Statement, the Prospectus and the documents incorporated therein by reference;

(v)	a copy of the Underwriting Agreement, dated as of April 25, 2008;

(vi)

an executed copy of the Terms Agreement, dated April 29, 2020, by and among the Company and each of Banca IMI S.p.A., BBVA Securities Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Mizuho Securities USA LLC and SMBC Nikko Securities America, Inc., as representatives of the underwriters named therein;

(vii)	an executed copy of the Indenture;

(viii)	executed copies of the Notes; and

(ix)	a certificate of good standing with respect to the Company issued by the State Corporation Commission of the Commonwealth of Virginia on May 1, 2020.

For purposes of the opinions expressed below, we have assumed: (a) the authenticity of all documents submitted to us as originals; (b) the conformity to the originals of all documents submitted to us as certified, photostatic or electronic copies and the authenticity of the originals of such documents; (c) the legal capacity of natural persons; (d) the genuineness of all signatures; and (e) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the due authorization, execution and delivery of the documents identified in (vi) through (viii) above by the Company and the validity, binding effect and enforceability thereof upon the Company).

We do not purport to express an opinion on any laws other than the laws of the Commonwealth of Virginia and the State of New York.

Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1. The Company is validly existing and in good standing under the laws of the Commonwealth of Virginia, with corporate power and authority to issue the Notes in accordance with and subject to their terms and the terms of the Indenture.

Board of Directors

Philip Morris International Inc.

May 1, 2020

2. The Notes are valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

The opinions set forth above are subject to the qualification that the validity, binding effect and enforceability of the Company’s obligations under the Indenture and the Notes are subject to (i) bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws relating to or affecting the rights of creditors generally, including without limitation, fraudulent conveyance or transfer laws (including but not limited to the common law trust fund doctrine and Section 548 of the United States Bankruptcy Code), and preference and equitable subordination laws and principles; (ii) general principles of equity (whether considered in a proceeding at law or in equity) and (iii) concepts of materiality, unconscionability, reasonableness, impracticability or impossibility of performance, good faith and fair dealing.

We hereby consent to (i) the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof; (ii) the incorporation by reference of this opinion into the Registration Statement and (iii) the reference to our firm under the caption “Legal Matters” in the Registration Statement and the Prospectus. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof and we expressly disclaim any obligation to advise you of any changes in facts or in law, including judicial or administrative interpretations thereof that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton Andrews Kurth LLP